[King & Spalding LLP Letterhead]

October 11, 2005

Consolidated Communications Holdings, Inc.
121 South 17th Street
Mattoon, Illinois 61938-3987

Ladies and Gentlemen:

        We have acted as counsel to Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to 750,000 shares of common stock, $0.01 par value per share (the “Shares”), of the Company that may be issued pursuant to the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan (the “Plan”).

        In our capacity as such counsel, we have examined (1) the Registration Statement, (2) a specimen certificate evidencing the common stock and (3) the Plan, the latter two of which have been filed with the Commission as exhibits to the Registration Statement.

        We have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly. We have relied, as to the matters set forth therein, on certificates and telegrams of public officials and representatives of the Company.

        Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares will be, when they have been issued and paid for in accordance with the terms and conditions of the Plan, validly issued, fully paid and nonassessable.

        This opinion is limited in all respects to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ King & Spalding LLP